Exhibit 99.1

The Carlyle Group

For Immediate Release

March 25, 2014

The Carlyle Group Names Co-Presidents

J.P. Morgan Senior Executive Michael Cavanagh Joins

Carlyle Veteran Glenn Youngkin in New Senior Leadership Posts

Washington, DC – Global alternative asset manager The Carlyle Group (NASDAQ: CG) today announced that Michael J. Cavanagh and Glenn A. Youngkin will become Co-Presidents and Co-Chief Operating Officers. Mr. Cavanagh is currently Co-Chief Executive Officer of the Corporate & Investment Bank at JPMorgan Chase & Co.; Mr. Youngkin is a 19-year Carlyle veteran and currently Chief Operating Officer and will add the role of Co-President. Mr. Youngkin, who is based in Washington, DC, and Mr. Cavanagh, who will be based in New York, will begin their new roles in the summer. The role of President is a new position at Carlyle.

Mr. Cavanagh will also join Carlyle’s Executive Group, whose members are: Chairman Daniel A. D’Aniello, Co-CEOs William E. Conway, Jr. and David M. Rubenstein, COO Glenn A. Youngkin, CFO Adena T. Friedman and General Counsel Jeffrey W. Ferguson.

David M. Rubenstein and William E. Conway, Jr. said, “Coupling a highly successful senior financial services executive with a proven Carlyle leader possessing deep institutional knowledge will help ensure that Carlyle continues to innovate and grow for another quarter century. Mike’s arrival combined with the well-deserved promotion for Glenn provides Carlyle with the incredible opportunity to enable fresh perspectives in an environment that embraces change.”

Mr. Cavanagh said, “This is a rare opportunity to join a premier global investment firm during a time of swift change for the industry. We accomplished an immense amount at J.P. Morgan and I am grateful to my colleagues, especially Jamie Dimon, for their friendship, support and confidence. Carlyle is an established innovator and I look forward to partnering with Glenn and the rest of the Carlyle team to help take the firm to the next level of success.”

Mr. Youngkin said, “I’m pleased to welcome Mike to Carlyle as my partner and believe his track record of success at a powerhouse bank will meaningfully impact how we think, plan and execute. Carlyle has an extremely exciting future and it will be great to have Mike here to help us realize our ambitions.”

As Co-Presidents and Co-COOs, Messrs. Cavanagh and Youngkin will help develop and implement Carlyle’s strategic growth initiatives and manage the firm’s global operations on a day-to-day basis.

Mr. Cavanagh, 48, is a 25-year financial services industry veteran. He joined Bank One in 2000, and has held a number of senior management roles at Bank One and JPMorgan Chase & Co. and has been a member of the firm’s Operating Committee since 2004. Mr. Cavanagh is currently Co-CEO of JPMorgan Chase & Co.’s Corporate & Investment Bank and before that he was CEO of the firm’s Treasury & Securities Services division. From 2004 to 2010, he was the Chief Financial Officer of JPMorgan Chase & Co. Before joining Bank One, he worked for seven years at Citigroup and its predecessors. Mr. Cavanagh earned his B.A. in history from Yale University and his J.D. from the University of Chicago. He serves on the Board of Directors of Yum! Brands, Inc.

Mr. Youngkin, 47, joined Carlyle in 1995 and has held a series of increasingly senior leadership roles, culminating in COO in 2011. Prior to COO, he was Interim Principal Financial Officer, Global Head of the Industrial sector investment team and led Carlyle’s buyout activities in the United Kingdom. Prior to joining Carlyle, Mr. Youngkin was a management consultant with McKinsey & Company and worked in the investment banking group at CS First Boston. He earned his B.S. in mechanical engineering and his B.A. in managerial studies from Rice University and his MBA from the Harvard Business School, where he was a Baker Scholar. Mr. Youngkin serves on the Boards of Directors of several Carlyle portfolio companies: PQ Corporation, Ri-Happy Brinquedos S.A. and Scalina S.A.

* * * * *

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with approximately $189 billion of assets under management across 118 funds and 106 fund of funds vehicles as of December 31, 2013. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,500 people in 34 offices across six continents.

Web: www.carlyle.com

Videos: www.youtube.com/onecarlyle

Tweets: www.twitter.com/onecarlyle

Podcasts: www.carlyle.com/about-carlyle/market-commentary

Contacts:

Media

Elizabeth Gill

Phone: +1-202-729-5385

elizabeth.gill@carlyle.com

Public Market Investor Relations

Daniel Harris

Phone: +1-212-813-4527

daniel.harris@carlyle.com

* * * * *

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are subject to risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

This release does not constitute an offer for any Carlyle fund.

# # #